                                                                    Exhibit 99.1

                    [Horace Mann Educators Corporation logo]

                                                Dwayne D. Hallman
                                                Senior Vice President -
                                                  Finance
                                                Horace Mann Educators
                                                  Corporation
                                                (217) 788-5708
                                                www.horacemann.com

                           HORACE MANN REPORTS RESULTS
                               FOR SECOND QUARTER

SPRINGFIELD, Ill., August 4, 2003 -- Horace Mann Educators Corporation (NYSE:HMN) today reported net income of $2.1 million (5 cents per share) and $10.2 million (24 cents per share), respectively, for the three and six months ended June 30, 2003, compared to net losses of $18.4 million (45 cents per share) and $2.8 million (7 cents per share) for the three and six month periods ended June 30, 2002. Included in net income were net realized gains on securities of $2.2 million ($1.5 million after tax, or 3 cents per share) for the second quarter of 2003 and net realized losses of $2.5 million ($1.6 million after tax, or 4 cents per share) for the first half of 2003, compared to net realized losses of $41.3 million ($26.9 million after tax, or 65 cents per share) and $38.7 million ($25.2 million after tax, or 61 cents per share) for the comparable periods in 2002. All per-share amounts are stated on a diluted basis.

As previously announced, the company's net income for the second quarter and six months ended June 30, 2003 was unfavorably affected by approximately 15 cents per share due to an increase in property and casualty claims reserves. Based on June 30, 2003 reserve studies, total property and casualty reserves were increased by $10 million compared to March 31, 2003.

In July 2002, Horace Mann announced the restructuring of its claims operations to improve operating and cost efficiencies and customer service. While the company has begun to realize improvements in its claims handling process and is confident in the ultimate benefits to be gained from the redesign of its claims operation, those benefits have not been realized as quickly as the company had originally anticipated. In addition, the estimation of claims costs, settlement rates and severity has been complicated in recent quarters due to the degree of change involved. As a result of these factors, and in light of the pattern of adverse prior years' reserve development observed over the last four quarters, the June 30, 2003 reserve re-estimate reflects a strengthening of prior years' reserves, primarily voluntary automobile, and an increased level of conservatism in the less developed 2002 and 2003 accident years.

Net income was also adversely impacted by widespread severe weather experienced in the current period. Second quarter 2003 catastrophe losses of $7.3 million after tax were nearly three times greater than the same period last year and approximately 6 cents per share above expected levels. Compared to 2002, an increase in losses from weather-related catastrophes decreased net income $4.6 million for the quarter and $5.9 million for the six months. Non-catastrophe weather-related losses were also greater in 2003 compared to the prior year -- by approximately $2.1 million after tax in the second quarter and $3.2 million after tax for the six months. In addition, net income comparisons to prior year continued to be negatively impacted by (1) lower interest rates and decreases in investment income related to investment credit issues experienced in 2002 and
(2) lower margins on variable annuities.

These negative prior year comparisons were partially offset by the impact of property and casualty rate increases on earned premiums -- with the growth in average premium per policy outpacing current accident year loss costs -- and the company's restructuring of its Massachusetts automobile business.

"We are reducing our guidance for 2003 net income before realized investment gains and losses to 90 cents to $1.00 per share for the full year, which primarily reflects the increase in property and casualty reserves, higher levels of catastrophe losses and lower investment income," said Louis G. Lower II, President and Chief Executive Officer.

Results of Operations

The company's core lines premiums written and contract deposits increased 7 and 6 percent compared to the second quarter and first six months of 2002, respectively, primarily resulting from rate increases in the property and automobile lines. In addition, growth in new annuity deposits improved in the second quarter.

"Our June 30, 2003 agent count of 883 represented a 6 percent increase over the last 12 months," Lower said. "In the first half of 2003, average agent productivity for all lines of business declined compared to the same period in 2002, with total sales slightly ahead of prior year. However, second quarter average agent productivity improved both sequentially and compared to a year ago and total sales increased 7 percent, primarily reflecting increased annuity volume."

   Property and Casualty

Written premiums for voluntary property and casualty insurance increased 7 percent in the current quarter and 8 percent in the six months. The growth was a result of increases in average written premium per policy of approximately 6 percent for automobile and 14 percent for homeowners compared to the first six months of 2002. Excluding Massachusetts, the number of automobile policies in force decreased slightly compared to a year earlier, while homeowners policies in force decreased by 2 percent.

For the second quarter of 2003, the property and casualty segment recorded a net loss of $4.5 million, compared to net income of $3.3 million for the same period in 2002. Horace Mann's property and casualty statutory combined ratio was 110.7 percent for the second quarter of 2003, compared to 107.0 percent a year earlier. For the six months, property and casualty segment net income was $2.1 million and the combined ratio was 105.2 percent, compared to $10.5 million and
103.7 percent, respectively, a year earlier. In 2002, the combined ratio reflected the impact of class action litigation charges which represented 1.2 and 0.6 percentage points for the second quarter and six months, respectively. The property and casualty statutory expense ratio of 23.6 percent for the first six months of 2003 was comparable to the prior year.

The 2003 property and casualty results included adverse prior years' loss reserve development, representing 7.4 percentage points of the combined ratio, or $6.4 million after tax, in the second quarter and 5.4 percentage points, or $9.2 million after tax, for the six months. Excluding the provision for class action litigation recorded in the second quarter of 2002, development of prior years' reserves had a minimal impact on earnings for the second quarter and first six months of 2002. Compared to last year, the higher level of weather-related catastrophe losses represented an increase in the combined ratio of approximately 5 and 3 percentage points for the quarter and six months, respectively; non-catastrophe weather losses further increased the ratio by approximately 2 percentage points for the same periods.

The voluntary automobile statutory loss ratio for the second quarter of 2003 was
81.8 percent, compared to 82.1 percent for the same period in 2002. The current period included 10.5 percentage points due to adverse development of prior years' reserves. The second quarter of 2002 included 1.7 percentage points due to the provision for class action litigation. The increase in average voluntary automobile premium in the current period exceeded the increase in average current accident year loss costs.

The property statutory loss ratio of 90.0 percent for the first half of 2003 increased 8.4 percentage points from the same period in 2002. Higher catastrophe losses in the current period accounted for a 10.7 percentage point increase in the loss ratio compared to the prior year while non-catastrophe weather losses increased the ratio by approximately 4 percentage points. These adverse impacts were partially offset by the increase in average earned premium per policy.

   Annuity

New annuity deposits increased 8 percent in the current quarter. The six month growth of 5 percent primarily reflected a 24 percent increase in new single premium and rollover deposits. New scheduled annuity deposits decreased 4 percent compared to the first half of 2002. At June 30, 2003, retention of fixed and variable accumulated annuity deposits for the prior 12 months was 95 percent and 92 percent, compared to 94 percent and 93 percent, respectively, a year earlier. The number of annuity contracts outstanding increased 3 percent over that 12 month period.

New annuity sales by Horace Mann agents increased 11 percent in the quarter; six month results were comparable to the prior year. Total annuity sales decreased 1 percent for both the quarter and six months, including Horace Mann's independent agent distribution initiative. Annuity sales for the second quarter of 2002 reflected the successful launch of the independent agent initiative and included over $6 million in new business from Chicago public school employees. Ongoing production from independent agents has shown steady sequential growth for each month in 2003.

Annuity segment net income was $3.5 million for the second quarter of 2003 compared to $4.5 million for the same period in 2002, while six month net income was $5.8 million in the current year and $9.2 million a year earlier. Current period earnings were adversely impacted by an after-tax reduction in the net interest margin of $1.8 million for the quarter and $2.9 million for the six months, reflecting lower investment income due to lower interest rates and investment credit issues in 2002. In addition, valuation of annuity segment deferred acquisition costs and value of acquired insurance in force at June 30, 2003 resulted in an after-tax decrease in amortization of $0.5 million for the current quarter reflecting higher-than-expected market appreciation and improved persistency, partially offset by a decline in the interest margin. For the six months, the valuation increased amortization $0.1 million after tax. Similar valuations a year earlier decreased after-tax amortization $0.3 million for the quarter and $0.4 million for the six months. A decrease in reserves for guaranteed minimum death benefits (GMDB) increased after-tax income by $0.4 million in the current quarter and $0.2 million in the six months, compared to a decrease in after-tax income of $0.2 million for both periods in 2002. In spite of sequential improvement in the second quarter, 2003 fee income related to variable annuity deposits decreased compared to the prior year, primarily as a result of adverse market conditions.

   Life

Life segment insurance premiums and contract deposits declined slightly for the six months compared to the same period a year earlier. However, life policies and insurance in force were comparable to December 31, 2002.

Life segment net income of $3.7 million for the quarter and $7.5 million for the six months each declined $1.6 million compared to the prior year, primarily reflecting declines in investment income. Valuation of life segment deferred acquisition costs at June 30, 2003 resulted in an after-tax decrease in amortization of $0.1 million for the six months, recorded in the first quarter. A similar valuation in 2002 resulted in a reduction in amortization of $0.4 million after tax for the quarter and six months. In the current period, there was a small decrease in mortality costs compared to a year earlier.

Realized Investment Gains and Losses

In the second quarter of 2003, after-tax realized investment gains were $1.5 million. In the current quarter, impairment of one security in the amount of $1.2 million after tax was offset by gains from portfolio transactions. For the first half of 2003, the company realized investment losses of $1.6 million after tax. In the second quarter of 2002, the company recorded impairment charges, largely related to fixed income securities of companies in the communications sector, which represented the primary component of the $26.9 million and $25.2 million after-tax realized investment losses for the second quarter and six months, respectively.

Total shares outstanding on June 30, 2003 and 2002 were 42,721,940 and 40,848,319, respectively. The company has not repurchased shares of its common stock since the third quarter of 2000.

Book value per share was $13.81 at June 30, 2003, an increase of 28 percent compared to 12 months earlier, including the effects of unrealized investment gains and losses. Excluding unrealized investment gains and losses, book value per share increased slightly compared to June 30, 2002. Return on equity based on net income was 5 percent for the twelve months ended June 30, 2003.

Horace Mann -- the largest national multiline insurance company focusing on educators' financial needs -- provides retirement annuities, life insurance, property/casualty insurance, and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. Horace Mann is publicly traded on the New York Stock Exchange as HMN. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in the company's public filings with the Securities and Exchange Commission.

                                      # # #

                        HORACE MANN EDUCATORS CORPORATION
                        Digest of Earnings and Highlights
                  (Dollars in Millions, Except Per Share Data)

                                                                Quarter Ended                        Six Months Ended
                                                                   June 30,                              June 30,
                                                          -------------------------            ----------------------------
                                                             2003           2002     % Change     2003             2002     % Change
                                                             ----           ----     --------     ----             ----     --------
DIGEST OF EARNINGS
------------------

Net income (loss)                                            $  2.1        ($18.4)              $   10.2          ($2.8)

Net income (loss) per share:
    Basic                                                    $ 0.05        ($0.45)              $   0.24         ($0.07)
    Diluted                                                  $ 0.05        ($0.45)              $   0.24         ($0.07)

Weighted average number of shares and equivalent shares:
    Basic                                                      42.7          40.8                   42.7           40.8
    Diluted                                                    42.9          41.3                   42.9           41.3


HIGHLIGHTS
----------

Operations
----------
Insurance premiums written
    and contract deposits
        Core lines                                           $234.5        $219.8      6.7%     $  454.0       $  429.7      5.7%
        Total                                                 234.7         218.6      7.4%        454.3          430.3      5.6%

Return on equity (A)                                                                                 4.7%           2.4%

Property & Casualty statutory
    combined ratio (B)                                        110.7%        107.0%                 105.2%         103.7%

Property & Casualty statutory combined
    ratio before catastrophes (B)                             102.3%        103.8%                 100.2%         102.0%

Experienced agents                                                                                   492            512     -3.9%
Financed agents                                                                                      391            324     20.7%
    Total agents                                                                                     883            836      5.6%


Additional Per Share Information
--------------------------------
Dividends paid                                               $0.105        $0.105        -      $   0.21       $   0.21        -
Book value (C)                                                                                  $  13.81       $  10.78     28.1%


Financial Position
------------------
Total assets                                                                                    $5,151.1       $4,856.8      6.1%
Short-term debt                                                                                        -              -
Long-term debt                                                                                     144.7          212.8
Total shareholders' equity                                                                         589.9          440.5     33.9%


(A)  Based on 12-month net income and average quarter-end shareholders' equity.
(B) Consistent with management's evaluation of the property and casualty operations, the combined ratio, which is the sum of the loss ratio and the expense ratio, is computed based on financial information prepared in accordance with statutory accounting principles and as reported to state insurance departments. Expenses are divided by net written premiums. Statutory expenses differ from GAAP expenses primarily with regard to policy acquisition costs, which are not deferred and amortized for statutory purposes, but rather recognized as incurred. The sum of losses and loss adjustment expenses incurred is divided by net earned premiums. Property and casualty statutory net written premiums and net earned premiums differ from the comparable GAAP amounts primarily with regard to the classification of certain service fees and escrowed amounts.
(C) Before the market value adjustment for investments, book value per share was $10.52 at June 30, 2003 and $10.34 at June 20, 2002. Ending shares outstanding were 42,721,940 at June 30, 2003, 42,691,244 at December 31, 2002 and 40,848,319 at June 20, 2002.

                        HORACE MANN EDUCATORS CORPORATION
               Statements of Operations and Income Reconciliations
                  (Dollars in Millions, Except Per Share Data)

                                                    Quarter Ended                              Six Months Ended
                                                       June 30,                                    June 30,
                                             ----------------------------              -------------------------------
                                                2003              2002     % Change        2003                2002       % Change
                                                ----              ----     --------        ----                ----       --------
STATEMENTS OF OPERATIONS
------------------------
Insurance premiums written
    and contract deposits (A)                   $234.7           $218.6      7.4%         $454.3              $ 430.3        5.6%

Insurance premiums and
    contract charges earned (A)                 $161.4           $154.3      4.6%         $319.7              $ 309.9        3.2%
Net investment income                             45.6             50.3     -9.3%           93.1                100.0       -6.9%
Realized investment gains (losses)                 2.2            (41.3)                    (2.5)               (38.7)

        Total revenues                           209.2            163.3     28.1%          410.3                371.2       10.5%


Benefits, claims and settlement expenses         129.3            114.5                    240.2                225.3
Interest credited                                 25.5             24.5                     50.9                 48.6
Policy acquisition expenses amortized             16.5             14.3                     33.6                 28.9
Operating expenses                                33.0             31.6      4.4%           66.6                 64.0        4.1%
Amortization of intangible assets                  0.9              1.4                      2.5                  2.7
Interest expense                                   1.5              2.3                      3.1                  4.4
Debt retirement costs                                -              2.3                        -                  2.3
Litigation charges                                   -              1.6                        -                  1.6

        Total benefits, losses and expenses      206.7            192.5      7.4%          396.9                377.8        5.1%


Income (loss) before income taxes                  2.5            (29.2)                    13.4                 (6.6)
    Income tax expense (benefit)                   0.4            (10.8)                     3.2                 (3.8)

Net income (loss)                               $  2.1           ($18.4)                  $ 10.2                ($2.8)

(A) Effective December 31, 2001, Horace Mann ceased writing automobile insurance policies in Massachusetts. See footnote (A) on page 3 for quantification.

                        HORACE MANN EDUCATORS CORPORATION
                       Supplemental GAAP Consolidated Data
                              (Dollars in Millions)

                                                                           Quarter Ended                Six Months Ended
                                                                              June 30,                      June 30,
                                                                        --------------------          --------------------
                                                                          2003       2002    % Change   2003        2002    % Change
                                                                          ----       ----    --------   ----        ----    --------
Analysis of Premiums Written
    and Contract Deposits
----------------------------

Automobile and property (voluntary) (A)                                  $136.5     $127.4     7.1%    $265.0       $246.3     7.6%

Annuity deposits                                                           70.0       65.1     7.5%     134.3        128.4     4.6%

Life insurance                                                             28.0       27.3     2.6%      54.7         55.0    -0.5%

        Subtotal - core lines                                             234.5      219.8     6.7%     454.0        429.7     5.7%

Involuntary and other property & casualty (A)                               0.2       (1.2)               0.3          0.6

        Total (A)                                                         234.7      218.6     7.4%     454.3        430.3     5.6%
        Total, excluding Massachusetts automobile (A)                     234.7      218.8     7.3%     454.3        429.1     5.9%


Analysis of Net Income (Loss)
-----------------------------

Property & Casualty
    Before catastrophes                                                  $  2.8     $  6.0   -53.3%    $ 10.8       $ 13.3   -18.8%
    Catastrophe losses, after tax                                          (7.3)      (2.7)              (8.7)        (2.8)

        Total Property & Casualty                                          (4.5)       3.3                2.1         10.5   -80.0%

Annuity                                                                     3.5        4.5   -22.2%       5.8          9.2   -37.0%

Life                                                                        3.7        5.3   -30.2%       7.5          9.1   -17.6%

Corporate and other (B)                                                    (0.6)     (31.5)              (5.2)       (31.6)

           Net income (loss)                                                2.1      (18.4)              10.2         (2.8)



(A) Effective December 31, 2001, Horace Mann ceased writing automobile insurance policies in Massachusetts. This business represented the following amounts for the periods indicated:
      Premiums written
         Voluntary automobile and core lines                                  -          -                  -            -
         Total                                                                -      ($0.2)                 -       $  1.2
      Premiums earned
         Voluntary automobile and core lines                                  -        3.2                  -          7.4
         Total                                                                -        4.8             $  0.2         11.0
      Policies in force (in thousands)
         Voluntary automobile                                                                               -           12

(B) The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other reconciling items to net income (loss). The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with management's evaluation of the results of those segments. See detail for this segment on page 5.

                        HORACE MANN EDUCATORS CORPORATION
                     Supplemental Business Segment Overview
                              (Dollars in Millions)

                                                                 Quarter Ended                   Six Months Ended
                                                                    June 30,                          June 30,
                                                             ---------------------              ------------------
                                                              2003          2002     % Change    2003        2002      % Change
                                                              ----          ----     --------    ----        ----      --------
Property & Casualty
-------------------

Premiums written (A)                                         $136.7        $126.2       8.3%    $265.3      $246.9        7.5%
Premiums earned (A)                                           133.8         128.6       4.0%     265.4       256.6        3.4%
Net investment income                                           7.8           8.8     -11.4%      16.0        18.4      -13.0%
Losses and loss adjustment expenses                           118.2         104.5                217.5       204.5
Operating expenses (includes policy
  acquisition expenses amortized)                              30.8          29.2                 62.6        57.2
Income (loss) before tax                                       (7.4)          3.7                  1.3        13.3
Net income (loss)                                              (4.5)          3.3                  2.1        10.5      -80.0%

Net investment income, after tax                                6.4           6.7      -4.5%      13.0        13.9       -6.5%

Catastrophe losses, after tax                                   7.3           2.7                  8.7         2.8

Statutory operating statistics (B):
  Loss and loss adjustment expense ratio                       87.8%         82.9%                81.6%       80.5%
  Expense ratio                                                22.9%         24.1%                23.6%       23.2%
  Combined ratio                                              110.7%        107.0%               105.2%      103.7%
    Impact of litigation charges (C)                              -           1.2%                   -         0.6%

  Combined ratio before catastrophes                          102.3%        103.8%               100.2%      102.0%

Automobile and property detail:
  Premiums written (voluntary) (A)                           $136.5        $127.4       7.1%    $265.0      $246.3        7.6%
    Automobile (A)                                             97.7          91.8       6.4%     196.3       184.5        6.4%
    Property                                                   38.8          35.6       9.0%      68.7        61.8       11.2%

  Premiums earned, including Massachusetts (voluntary) (A)    131.8         125.7       4.9%     261.2       250.2        4.4%
  Premiums earned, excluding Massachusetts (voluntary) (A)    131.8         122.5       7.6%     261.2       242.8        7.6%
    Automobile, excluding Massachusetts (A)                    96.8          90.6       6.8%     192.0       179.9        6.7%
    Automobile, including Massachusetts (A)                    96.8          93.8       3.2%     192.0       187.3        2.5%
    Property                                                   35.0          31.9       9.7%      69.2        62.9       10.0%

  Policies in force (voluntary) (in thousands) (A)                                                 852         873       -2.4%
    Automobile, excluding Massachusetts (A)                                                        572         574       -0.3%
    Automobile, including Massachusetts (A)                                                        572         586       -2.4%
    Property                                                                                       280         287       -2.4%

  Voluntary automobile statutory operating statistics (B):
    Loss and loss adjustment expense ratio                     81.8%         82.1%                78.9%       78.8%
    Expense ratio                                              23.1%         24.4%                23.2%       23.1%
    Combined ratio                                            104.9%        106.5%               102.1%      101.9%
      Impact of litigation charges (C)                            -           1.7%                   -         0.9%

    Combined ratio before catastrophes                        102.0%        105.2%               100.5%      101.1%

  Total property statutory operating statistics (B):
    Loss and loss adjustment expense ratio                    105.5%         84.6%                90.0%       81.6%
    Expense ratio                                              20.8%         20.4%                23.2%       21.5%
    Combined ratio                                            126.3%        105.0%               113.2%      103.1%

    Combined ratio before catastrophes                        101.7%         95.8%                97.9%       98.5%

Prior years' reserves favorable (adverse)
  development, pretax
    Voluntary automobile (C)                                 ($10.2)        ($1.9)              ($15.8)      ($1.4)
    Total property                                              0.7          (0.1)                 1.1           -
    Other property and casualty                                (0.4)         (0.4)                 0.5        (1.1)
      Total (C)                                                (9.9)         (2.4)               (14.2)       (2.5)

(A) Effective December 31, 2001, Horace Mann ceased writing automobile insurance policies in Massachusetts. See footnote (A) on page 3 for quantification.
(B) Also see footnote (B) on page 1.
(C) Includes a $1.6 million pretax charge for class action litigation for the three and six months ended June 30, 2002.

                        HORACE MANN EDUCATORS CORPORATION
                     Supplemental Business Segment Overview
                              (Dollars in Millions)

                                                                Quarter Ended                      Six Months Ended
                                                                   June 30,                             June 30,
                                                             -------------------                 ---------------------
                                                              2003          2002     % Change       2003        2002       % Change
                                                              ----          ----     --------       ----        ----       --------
Annuity
-------

Contract deposits                                             $70.0       $ 65.1        7.5%      $  134.3    $  128.4         4.6%
  Variable                                                     29.5         33.6      -12.2%          53.7        62.1       -13.5%
  Fixed                                                        40.5         31.5       28.6%          80.6        66.3        21.6%
Contract charges earned                                         3.5          3.7       -5.4%           6.7         7.4        -9.5%
Net investment income                                          25.6         27.4       -6.6%          52.1        54.8        -4.9%
Net interest margin
  (without realized gains)                                      8.0         10.8                      16.8        21.3
Net margin (includes fees and
  contract charges earned)                                     12.0         15.0      -20.0%          24.4        29.8       -18.1%
Mortality gain (loss) and other reserve changes                   -         (0.5)                     (0.5)       (0.6)
Operating expenses (includes policy
  acquisition expenses amortized)                               6.2          6.6                      13.6        13.2
Income before tax and amortization of
  intangible assets                                             5.8          7.9      -26.6%          10.3        16.0       -35.6%
Amortization of intangible assets                               0.5          0.9                       1.7         1.8
Income before tax                                               5.3          7.0                       8.6        14.2
Net income                                                      3.5          4.5      -22.2%           5.8         9.2       -37.0%

Annuity contracts in force (in thousands)                                                              149         144         3.5%
Accumulated value on deposit                                                                      $2,544.5    $2,381.7         6.8%
  Variable                                                                                           973.6       952.7         2.2%
  Fixed                                                                                            1,570.9     1,429.0         9.9%
Annuity accumulated value retention - 12 months
  Variable accumulations                                                                              92.0%       92.8%
  Fixed accumulations                                                                                 94.5%       94.0%

Life
----

Premiums and contract deposits                                $28.0       $ 27.3        2.6%      $   54.7    $   55.0        -0.5%
Premiums and contract
  charges earned                                               24.1         22.0        9.5%          47.6        45.9         3.7%
Net investment income                                          12.5         14.2      -12.0%          25.5        27.2        -6.3%
Income before tax                                               5.7          8.2                      11.6        14.2
Net income                                                      3.7          5.3      -30.2%           7.5         9.1       -17.6%

Life policies in force (in thousands)                                                                  263         273        -3.7%
Life insurance in force (in millions)                                                             $ 13,253    $ 13,441        -1.4%
Lapse ratio - 12 months
  (Ordinary life insurance)                                                                            8.6%        9.2%

Corporate and Other (A)
-----------------------

Components of loss before tax:
  Realized investment gains (losses)                          $ 2.2       ($41.3)                    ($2.5)     ($38.7)
  Debt retirement costs                                           -         (2.3)                        -        (2.3)
  Litigation charges                                              -         (1.6)                        -        (1.6)
  Interest expense                                             (1.5)        (2.3)                     (3.1)       (4.4)
  Other operating expenses                                     (1.8)        (0.6)                     (2.5)       (1.3)
Gain (loss) before tax                                         (1.1)       (48.1)                     (8.1)      (48.3)
Net gain (loss)                                                (0.6)       (31.5)                     (5.2)      (31.6)

(A) The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other reconciling items to net income (loss). The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with management's evaluation of the results of those segments.

                        HORACE MANN EDUCATORS CORPORATION
                     Supplemental Business Segment Overview
                              (Dollars in Millions)

                                                                       Quarter Ended                    Six Months Ended
                                                                          June 30,                           June 30,
                                                                   ---------------------              --------------------
                                                                     2003         2002     % Change     2003        2002    % Change
                                                                     ----         ----     --------     ----        ----    --------
Investments
-----------

Annuity and Life
  Fixed maturities, at market
    (amortized cost 2003, $2,373.9; 2002, $2,142.2)                                                   $ 2,563.5  $ 2,161.3
  Mortgage loans and real estate                                                                            4.7        5.0
  Short-term investments                                                                                   24.0       45.5
  Short-term investments, securities lending collateral                                                   392.9      439.8
  Policy loans and other                                                                                   72.3       66.6
                                                                                                      ---------   --------
       Total Annuity and Life investments                                                               3,057.4    2,718.2    12.5%

Property & Casualty
  Fixed maturities, at market
    (amortized cost 2003, $588.9; 2002, $544.1)                                                           629.1      553.2
  Short-term investments                                                                                    2.8       11.8
  Short-term investments, securities lending collateral                                                     2.9        8.3
  Other                                                                                                     1.7        0.3
                                                                                                      ---------   --------
       Total Property & Casualty investments                                                              636.5      573.6    11.0%

Corporate investments                                                                                       5.1       38.0

         Total investments                                                                              3,699.0    3,329.8    11.1%

Net investment income
  Before tax                                                         $45.6      $  50.3     -9.3%     $    93.1  $   100.0    -6.9%
  After tax                                                           30.9         33.7     -8.3%          63.1       66.9    -5.7%

Realized investment gains (losses) by
investment portfolio included in
Corporate & Other segment income
  Property & Casualty                                                ($0.2)      ($12.3)                  ($1.5)    ($11.2)
  Annuity                                                              1.8        (16.0)                    1.4      (17.2)
  Life                                                                 0.6        (12.6)                   (2.4)      (9.9)
  Corporate and Other                                                    -         (0.4)                      -       (0.4)
    Total, before tax                                                  2.2        (41.3)                   (2.5)     (38.7)
    Total, after tax                                                   1.5        (26.9)                   (1.6)     (25.2)
      Per share, diluted                                             $0.03       ($0.65)                 ($0.04)    ($0.61)

Other Information
-----------------

End of period goodwill asset                                                                          $    47.4  $    47.4

End of period property and casualty net reserves as of:
  June 30, 2003                                                                                       $   285.4
  March 31, 2003                                                                                          275.7
  December 31, 2002                                                                                       272.6
  Septmeber 30, 2002                                                                                      273.2
  June 30, 2002                                                                                           273.5
  March 31, 2002                                                                                          270.5
  December 31, 2001                                                                                       272.0
  September 30, 2001                                                                                      274.6
  June 30, 2001                                                                                           271.6
  March 31, 2001                                                                                          248.6
  December 31, 2000                                                                                       249.8
  September 30, 2000                                                                                      226.9
  June 30, 2000                                                                                           228.8
  March 31, 2000                                                                                          225.3
  December 31, 1999                                                                                       235.4